FOR IMMEDIATE RELEASE	Contact: Greg Steffens, President
January 19, 2007	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS ON
FIRST QUARTER EARNINGS

BOARD DECLARES QUARTERLY DIVIDEND OF $.09 PER SHARE

             Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc., ("Company") (NASDAQ: SMBC), the parent corporation of Southern Missouri Bank and Trust Co. ("Bank"), today announced net income for the second quarter of fiscal 2007 of $724,000, or $.32 per diluted share, as compared to $679,000, or $.30 per diluted share, earned during the same period of the prior year. The increase in diluted earnings per share was primarily due to a 3.8% increase in net interest income and a 6.9% decrease in income tax provisions, partially offset by a 4.3% increase in non-interest expense. Net income for the first six months of fiscal 2007 was $1.46 million, or $.65 per diluted share, as compared to $1.36 million, or $.60 per diluted share, earned during the same period of the prior year. The increase in diluted earnings per share was primarily due to a 4.9% increase in net interest income and a 4.9% increase in non-interest income, partially offset by a 4.0% increase in non-interest expense.

             Dividend Declared:

             The Company is pleased to announce that the Board of Directors, on January 17, 2007, declared its 51st consecutive quarterly dividend since the inception of the Company. The $.09 cash dividend will be paid on February 28, 2007, to shareholders of record at the close of business on February 15, 2007. The Board of Directors and management believe the continuation of a quarterly cash dividend enhances shareholder value and demonstrates our commitment to and confidence in our future prospects.

             Balance Sheet Summary:

             The Company experienced balance sheet growth with total assets increasing $14.6 million, or 4.2%, to $365.3 million at December 31, 2006, as compared to $350.7 million at June 30, 2006. This growth was primarily due to increased outstanding loan balances, combined with an increase in cash and cash equivalents. Asset growth has been funded with Federal Home Loan Bank (FHLB) advances.

             Loans, net of the allowance for loan losses, increased $12.2 million to $293.1 million at December 31, 2006, an increase of 4.3%, as compared to $280.9 million at June 30, 2006. The increase primarily reflects growth in commercial and commercial real estate loan balances of $10.3 million. Asset quality remains strong with net loan charge-offs for the first six months of fiscal 2007 totaling .04% of average loans, compared with .07% during the same period of the prior year. Our allowance for loan loss at December 31, 2006, totaled $2.2 million, representing .74% of total loans and 32,622% of non-performing loans, compared to $2.1 million, or .73% of total loans, and 3,889% of non-performing loans at June 30, 2006.

             Total liabilities increased $13.1 million to $337.2 million, an increase of 4.0% as compared to $324.1 million at June 30, 2006. FHLB advances increased $19.6 million to $65.6 million, as compared to $46.0 million at June 30, 2006. At December 31, 2006, FHLB borrowings included $14.6 million in the form of short-term borrowings; at June 30, 2006, the Bank had no short-term FHLB borrowings. Deposits decreased $6.6 million to $251.4 million at December 31, 2006, as compared to $258.1 million at June 30, 2006. The decrease in deposits was primarily due to the net maturity of $8.6 million in brokered certificates of deposit, along with a $4.6 million decrease in money market passbook deposits, partially offset by an $8.9 million increase in retail certificates of deposit. The average loan to deposit ratio for the quarter was 117.4% as compared to 111.5% for the same period of the prior year.

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             The Company's stockholders' equity increased $1.4 million, to $28.0 million at December 31, 2006, from $26.6 million at June 30, 2006. The increase was due to retention of net income and an increase in the market value of the investment portfolio, partially offset by cash dividends.

             The Company has previously announced its intention to repurchase up to 115,000 shares of its common stock, or approximately 5% of its outstanding common shares. To date, the Company has repurchased 89,000 shares at an average cost of $15.17 per share. The Company at this time is not actively purchasing shares of its common stock, but market conditions, business opportunities and other economic conditions may alter our outlook on repurchasing common stock.

             Income Statement Summary:

             The Company's net interest income for the second quarter of fiscal 2007 increased to $2.4 million, up $87,000, or 3.8%, as compared to the same period of the prior year. For the first six months of fiscal 2007, net interest income increased to $4.9 million, up $228,000, or 4.9%, as compared to the same period of the prior year. The increases were primarily due to an increase in the balance of average interest earning assets, partially offset by a decrease in average spread. For the second quarter of fiscal 2007, a $13.1 million increase in average interest earning assets was partially offset by a decrease in average spread, to 2.53%, as compared to 2.66% for the first quarter of fiscal year 2007, and 2.58% for the second quarter of the prior fiscal year. For the first six months of fiscal 2007, a $16.2 million increase in average interest earning assets was partially offset by a decrease in average spread, to 2.61%, as compared to 2.66% for the same period of the prior year. The decrease in interest rate spread for both the three- and six-month periods, compared to the same periods of the prior year, was primarily a result of an increase in rates paid on CDs, money market passbook accounts, and repurchase agreements, as well as an increase in the amount borrowed from the FHLB, and was partially offset by an increase in loan and investment yields.

             The Company's non-interest income for the second quarter of fiscal 2007 increased to $548,000, up $16,000, or 2.9%, as compared to the same period of the prior year. For the first six months of fiscal 2007, non-interest income increased to $1.1 million, up $53,000, or 4.9%, as compared to the same period of the prior year. The increase for both the three- and six-month periods was primarily due to fees from various bank service charges, including income from ATM and debit card transactions.

             Non-interest expense for the second quarter of fiscal 2007 increased to $1.8 million, up $74,000, or 4.3%, as compared to the same period of the prior year. For the first six months of fiscal 2007, non-interest expense increased to $3.6 million, up $139,000, or 4.0%, as compared to the same period of the prior year. Non-interest expense increased in the second quarter of fiscal 2007, compared to the same period of the prior year, due to higher compensation and advertising expenses, partially offset by decreases in occupancy expenses, costs of correspondent bank services, and miscellaneous expenses. For the first six months of fiscal 2007, non-interest expenses were higher due to increased compensation and advertising expenses, offset by lower correspondent banking and miscellaneous expenses. In January, 2006, the bank opened a new facility in Sikeston, Missouri. Non-interest expense attributable to that location totaled $112,000 for the second quarter of fiscal 2007, compared to $7,000 for the same period of the prior year, and $221,000 for the first six months of fiscal 2007, compared to $7,000 for the same period of the prior year. Absent the increase in those costs, non-interest expenses would have decreased 1.8% in the second quarter of fiscal 2007, and 2.2% in the first six months of fiscal 2007, compared to the same periods of the prior year.

             The efficiency ratio for the second quarter and first six months of fiscal 2007 was 60.9% and 59.7%, respectively, compared to 60.5% and 60.2% for the same periods of the prior year. The deterioration in the second quarter was due to the rate of increase in non-interest expenses, which exceeded the rate of increase in net interest income and non-interest income. The improvement in the first six months of the fiscal year was due to the rate of increase in net interest income and non-interest income which exceeded the rate of increase in non-interest expense. Primarily, for both the three- and six-month periods, the increase in non-interest expense is attributable to compensation expenses related to the new Sikeston facility. The Company continues to evaluate opportunities to improve efficiency.

             Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, and competition. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgement as of the date of this release. The Company disclaims however, any intent or obligation to update these forward-looking statements.

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SOUTHERN MISSOURI BANCORP, INC.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Selected Financial Data at:	December 31, 2006	June 30, 2006

Total assets	$365,265,000	$350,684,000
Available-for-sale securities	37,196,000	38,402,000
Loans, net	293,090,000	280,931,000
Allowance for losses on loans	2,190,000	2,058,000
Non-performing assets	7,000	269,000
Deposits	251,446,000	258,069,000
FHLB advances	65,550,000	46,000,000
Securities sold under repurchase agreements	10,134,000	11,296,000
Subordinated Debt	7,217,000	7,217,000
Stockholders' equity	28,048,000	26,554,000

Equity to assets ratio	7.68%	7.57%
Allowance as a percentage of loans	.74%	0.73%
Non-performing loans as a percentage of loans	.002%	0.02%

Per common share:
Closing Market Price	$ 15.19	$ 13.00
Tangible book value	11.59	10.86

	Three Months Ended December 31,		Six Months Ended December 31,
Selected Operating Data:	2006	2005	2006	2005
Net interest income	$ 2,414,000	$ 2,326,000	$ 4,903,000	$ 4,675,000
Provision for loan losses	95,000	85,000	220,000	205,000
Noninterest income	548,000	533,000	1,126,000	1,073,000
Noninterest expense	1,802,000	1,729,000	3,601,000	3,461,000
Income taxes	341,000	366,000	745,000	722,000
Net income	$ 724,000	$ 679,000	$ 1,463,000	$ 1,360,000
Per common share:
Net earnings:
Basic	$ .33	$ .31	$ .66	$ .61
Diluted	$ .32	$ .30	$ .65	$ .60

Cash dividends	$ .09	$ .09	$ .18	$ .18

Average basic shares outstanding	2,228,353	2,223,891	2,228,304	2,223,828
Average diluted shares outstanding	2,269,185	2,276,250	2,268,724	2,276,414

Profitability Ratios:
Return on average assets	.80%	.78%	.82%	.80%
Return on average common equity	10.45%	10.54%	10.70%	10.67%
Net interest margin	2.86%	2.86%	2.93%	2.93%
Net interest spread	2.53%	2.58%	2.61%	2.66%
Efficiency Ratio	60.86%	60.48%	59.71%	60.22%
End